Exhibit 3.1
Execution Version
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
PACS GROUP, INC.
PACS Group, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:
1.    The name of the Corporation is PACS Group, Inc. The Corporation was incorporated by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware on March 24, 2023.
2.    This Amended and Restated Certificate of Incorporation (the “Restated Certificate”), which amends, restates and further integrates the certificate of incorporation of the Corporation as heretofore amended and in effect, has been approved by the Board of Directors of the Corporation (the “Board of Directors”) in accordance with Sections 242 and 245 of the DGCL, and has been adopted by the written consent of the stockholders of the Corporation in accordance with Section 228 of the DGCL.
3.    The text of the certificate of incorporation of the Corporation, as heretofore amended and in effect, is hereby amended and restated by this Restated Certificate to read in its entirety as set forth in EXHIBIT A attached hereto.
IN WITNESS WHEREOF, PACS Group, Inc. has caused this Restated Certificate to be signed by a duly authorized officer of the Corporation, on April 15, 2024.

PACS Group, Inc.

By:	/s/ John Mitchell
Name: John Mitchell
Title: Secretary

EXHIBIT A
ARTICLE I
The name of the corporation is PACS Group, Inc. (the “Corporation”).
ARTICLE II
The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, Wilmington, DE, 19808 County of New Castle, and the name of its registered agent at such address is Corporation Service Company.
ARTICLE III
The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”) as it now exists or may hereafter be amended and supplemented.
ARTICLE IV
The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares of capital stock which the Corporation shall have authority to issue is 1,300,000,000. The total number of shares of Common Stock that the Corporation is authorized to issue is 1,250,000,000, having a par value of $0.001 per share, and the total number of shares of Preferred Stock that the Corporation is authorized to issue is 50,000,000, having a par value of $0.001 per share.
ARTICLE V
The designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation are as follows:
A.    Common Stock.
1.    General.    The voting, dividend, liquidation, and other rights and powers of the Common Stock are subject to and qualified by the rights, powers and preferences of any series of Preferred Stock as may be designated by the Board of Directors of the Corporation (the “Board of Directors”) and outstanding from time to time.
2.    Voting.    Except as otherwise provided herein or expressly required by law, each holder of Common Stock, as such, shall be entitled to vote on each matter submitted to a vote of stockholders and shall be entitled to one (1) vote for each share of Common Stock held of record by such holder as of the record date for determining stockholders entitled to vote on such matter. Except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Restated Certificate (including any Certificate of Designation (as defined below)) that relates solely to the rights, powers, preferences (or the qualifications, limitations or restrictions thereof) or other terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Restated

Certificate (including any Certificate of Designation) or pursuant to the DGCL.
Subject to the rights of any holders of any outstanding series of Preferred Stock, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the requisite vote of the holders of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.
3.    Dividends. Subject to applicable law and the rights and preferences of any holders of any outstanding series of Preferred Stock, the holders of Common Stock, as such, shall be entitled to the payment of dividends on the Common Stock when, as and if declared by the Board of Directors in accordance with applicable law.
4.    Liquidation, Dissolution or Winding Up. Subject to the rights and preferences of any holders of any shares of any outstanding series of Preferred Stock, in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the funds and assets of the Corporation that may be legally distributed to the Corporation’s stockholders shall be distributed among the holders of the then outstanding Common Stock pro rata in accordance with the number of shares of Common Stock held by each such holder.
B.    Preferred Stock.
Shares of Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed herein and in the resolution or resolutions providing for the creation and issuance of such series adopted by the Board of Directors as hereinafter provided.
Authority is hereby expressly granted to the Board of Directors from time to time to issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by adopting a resolution or resolutions providing for the issuance of the shares thereof and by filing a certificate of designation relating thereto in accordance with the DGCL (a “Certificate of Designation”), to determine and fix the number of shares of such series and such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, and to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series as shall be stated and expressed in such resolutions, all to the fullest extent now or hereafter permitted by the DGCL. Without limiting the generality of the foregoing, the resolution or resolutions providing for the creation and issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to any other series of Preferred Stock to the extent permitted by law and this Restated Certificate (including any Certificate of Designation). Except as otherwise required by law, holders of any series of Preferred Stock shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by this Restated Certificate (including any Certificate of Designation).
The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the requisite vote of the holders of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.
ARTICLE VI
For the management of the business and for the conduct of the affairs of the Corporation it is further provided that:
A.    General Powers. Except as otherwise expressly provided by the DGCL or this Restated Certificate, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.
B.    Number of Directors; Election of Directors. Subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, the number of directors which shall constitute the whole Board of Directors shall be fixed exclusively by one or more resolutions adopted from time to time by the Board of Directors.
C.    Classes of Directors. Subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, the directors of the Corporation shall be classified with respect to the time for which they severally hold office into three classes, designated as Class I, Class II and Class III. The initial Class I directors shall serve for a term expiring at the first annual meeting of the stockholders following the initial registration of the Corporation’s Common Stock pursuant to the Securities Exchange Act of 1934, as amended; the initial Class II directors shall serve for a term expiring at the second annual meeting of the stockholders following such registration; and the initial Class III directors shall serve for a term expiring at the third annual meeting following such registration. At each annual meeting of stockholders of the Corporation beginning with the first annual meeting of stockholders following the time at which the initial classification of the Board of Directors becomes effective, subject to any special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. The Board of Directors is authorized to assign members of the Board of Directors already in office to Class I, Class II and Class III.
D.    Designation, Term, and Removal. Subject to Part F of this Article VI, in connection with the election of directors at each applicable annual or special meeting of stockholders of the Corporation at which directors are to be elected (including any election to fill a vacancy or newly created directorship), for so long as the Stockholders Agreement remains in effect, (i) Hancock will have the right, but not the obligation, to designate for inclusion in the slate of nominees for election as directors at such annual or special meeting of stockholders (a) up to two (2) individuals for so long as Hancock owns at least 20% of the aggregate number of shares of Common Stock outstanding as of the date of the Closing Date (subject to any stock split, stock combination, reclassification, recapitalization or like event), or (b) one (1) individual if Hancock owns less than 20% but at least 10% of the aggregate number of shares of Common Stock outstanding as of the Closing Date (subject to any stock split, stock combination, reclassification, recapitalization or like event), and (ii) Murray will have the right, but not the obligation, to designate for inclusion in the slate of nominees for election as directors at such annual or special meeting of stockholders (a) up to two (2) individuals for so long as Murray owns at least 20% of the aggregate number of shares of Common Stock outstanding as of the Closing Date (subject to any stock split, stock combination, reclassification, recapitalization or like event) or (b) one (1) individual if Murray owns less than 20% but at least 10% of the aggregate number of shares of Common Stock outstanding as of the Closing Date (subject to any stock split, stock combination, reclassification, recapitalization or like event). Each Hancock Designee or Murray Designee designated for inclusion pursuant to this Part D shall be included in the Corporation’s slate of nominees for election at the meeting of stockholders for which such Director Designee has been nominated. Subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, each director shall hold office until his or her successor is duly elected and qualified or until his or her earlier death, resignation, disqualification or removal. No decrease in the number of directors shall shorten the term of any incumbent director. Subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, the Board of Directors or any individual director may be removed from office at any time either with or without cause by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of voting stock of the Corporation entitled to vote at an election of directors; provided, however, that (a) for so long as Hancock has the right to designate the Hancock Designee then serving, such Hancock Designee may be removed without cause only if Hancock shall have consented in writing in advance to the removal without cause of such Hancock Designee; (b) for so long as Murray has the right to designate the Murray Designee then serving, such Murray Designee may be removed without cause only if Murray shall have consented in writing in advance to the removal without cause of such Murray Designee; and (c) from and after the time when Hancock and Murray collectively first cease to beneficially own, in the aggregate, at least a majority of the voting power of all of the then outstanding shares of voting stock of the Corporation, the Board of Directors or any individual director may be removed from office only for cause and only by the affirmative vote of the holders of at least two-thirds of the voting power of all of the then outstanding shares of voting stock of the Corporation entitled to vote at an election of directors.
E.    Vacancies and Newly Created Directorships. Subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, except as otherwise provided by law, any vacancies on the Board of Directors resulting from death, resignation, disqualification, retirement, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall be filled exclusively by the affirmative vote of a majority of the directors then in office, even though less than a quorum, or by a sole remaining director (other than any directors elected by the separate vote of one or more outstanding series of Preferred Stock), and shall not be filled by the stockholders. Notwithstanding the foregoing, for so long as the Stockholder Agreement remains in effect, (i) Hancock shall have the right to fill any vacancy created at any time by the death, removal, or resignation of any Hancock Designee, and the vacancy so created may be filled solely by Hancock, and may not be filled by the Board of Directors or any other person, and (ii) Murray shall have the right to fill any vacancy created at any time by the death, removal, or resignation of any Murray Designee, and the vacancy so created may be filled solely by Murray, and may not be filled by the Board of Directors or any other person. Any director appointed in accordance with the foregoing provisions of this Part E shall hold office until the expiration of the term of the class to which such director shall have been appointed or until his or her earlier death, resignation, retirement, disqualification, or removal.

F.    Director Designees. If the nominating and corporate governance committee of the Corporation (or a similar committee serving the nominating function) determines in good faith that a Director Designee (i) is not qualified to serve on the Board of Directors consistent with such committee’s duly adopted policies and procedures applicable to all directors or (ii) does not satisfy the applicable requirements of the national securities exchange on which the Corporation’s equity securities are listed for trading, regarding service as a director, Hancock or Murray, as applicable, shall have the right to designate a different Director Designee.
G.    Preferred Stock Directors. Whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal and other features of such directorships shall be governed by the terms of this Certificate of Incorporation (including any Certificate of Designation). Notwithstanding anything to the contrary in this Article VI, the number of directors that may be elected by the holders of any such series of Preferred Stock shall be in addition to the number fixed pursuant to paragraph B of this Article VI, and the total number of directors constituting the whole Board of Directors shall be automatically adjusted accordingly. Except as otherwise provided in the Certificate of Designation(s) in respect of one or more series of Preferred Stock, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such Certificate of Designation(s), the terms of office of all such additional directors elected by the holders of such series of Preferred Stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate (in which case each such director thereupon shall cease to be qualified as, and shall cease to be, a director) and the total authorized number of directors of the Corporation shall automatically be reduced accordingly.
H.    Vote by Ballot. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.
I.    Definitions. For purposes of this Article VI and Article VII, references to:
“beneficially own” shall have the meaning ascribed thereto in the Stockholders Agreement.
“Closing Date” means the closing of the Company’s initial public offering.
“Director Designee(s)” shall have the meaning ascribed thereto in the Stockholders Agreement.
“Hancock” shall have the meaning ascribed thereto in the Stockholders Agreement.
“Hancock Designee” shall have the meaning ascribed thereto in the Stockholders Agreement.
“Murray” shall have the meaning ascribed thereto in the Stockholders Agreement.
“Murray Designee” shall have the meaning ascribed thereto in the Stockholders

Agreement.
“Stockholders Agreement” shall mean the Stockholders Agreement, dated as of April 10, 2024, by and among the Corporation, Hancock and Murray (as the same may be amended, restated, supplemented, and/or otherwise modified from time to time in accordance with its terms).
ARTICLE VII
A.    Consent of Stockholders In Lieu of Meeting. At any time when Hancock and Murray collectively beneficially own, in the aggregate, at least a majority of the voting power of all of the then outstanding shares of voting stock of the Corporation, any action required or permitted to be taken by the stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents, setting forth the action so taken, are (1) signed by the holders of outstanding shares of the relevant class(es) or series of stock of the Corporation representing not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of stock of the Corporation then issued and outstanding (other than treasury stock) entitled to vote thereon were present and voted, and (2) delivered to the Corporation in accordance with applicable law. At any time when Hancock and Murray collectively beneficially own, in the aggregate, less a majority of the voting power of all of the then outstanding shares of voting stock of the Corporation, any action required or permitted to be taken by the stockholders of the Corporation must be effected at an annual or special meeting of the stockholders of the Corporation, and shall not be taken by written consent in lieu of a meeting.     Notwithstanding the foregoing, to the extent expressly permitted by the certificate of designation relating to one or more series of Preferred Stock, any action required or permitted to be taken by the holders of such series of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, are (1) signed by the holders of outstanding shares of the relevant class or series having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and (2) delivered to the Corporation in accordance with applicable law.
B.    Special Meetings of Stockholders. Subject to the special rights of the holders of one or more series of Preferred Stock, special meetings of the stockholders of the Corporation may be called, for any purpose or purposes, at any time only by or at the direction of the Board of Directors, the Chairperson of the Board of Directors, the Chief Executive Officer or the Executive Vice Chairman, and shall not be called by any other person or persons.
C.    Stockholder Nominations and Introduction of Business, Etc. Advance notice of stockholder nominations for the election of directors and of other business proposed to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.
ARTICLE VIII

No director or officer of the Corporation shall have any personal liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director or officer, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or hereafter may be amended. Any amendment, repeal or modification of this Article VIII, or the adoption of any provision of the Restated Certificate inconsistent with this Article VIII, shall not adversely affect any right or protection of a director or officer of the Corporation with respect to any act or omission occurring prior to such amendment, repeal, modification or adoption. If the DGCL is amended after approval by the stockholders of this Article VIII to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended. All references in this Article VIII to a director shall also be deemed to refer to such other person or persons, if any, who, pursuant to a provision of this Restated Certificate in accordance with Section 141(a) of the DGCL exercise or perform any of the powers or duties otherwise conferred or imposed upon the board of directors by the DGCL.
ARTICLE IX
The Corporation shall have the power to provide rights to indemnification and advancement of expenses to its current and former officers, directors, employees and agents and to any person who is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.
ARTICLE X
Unless the Corporation consents in writing to the selection of an alternative forum, (a) the Court of Chancery (the “Chancery Court”) of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action, suit or proceeding brought on behalf of the Corporation, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer or stockholder of the Corporation to the Corporation or to the Corporation’s stockholders, (iii) any action, suit or proceeding arising pursuant to any provision of the DGCL or the bylaws of the Corporation or this Restated Certificate (as either may be amended from time to time) or (iv) any action, suit or proceeding asserting a claim against the Corporation governed by the internal affairs doctrine; and (b) subject to the preceding provisions of this Article X, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause or causes of action arising under the Securities Act of 1933, as amended, including all causes of action asserted against any defendant to such complaint.
Any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to this Article X. This Article X is intended to benefit and may be enforced by the Corporation, its officers and directors, the underwriters to any offering giving rise to such complaint, and any other professional or entity whose profession gives authority to a statement made by that person or entity and who has prepared or certified any part of the documents underlying the offering. Notwithstanding the foregoing, the provisions of this Article X shall not apply to suits brought to enforce any liability or duty created by the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts of the United States have exclusive jurisdiction.
If any provision or provisions of this Article X shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, (a) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article X (including, without limitation, each portion of any paragraph of this Article X containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (b) the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.
ARTICLE XI
A.     Amendment of the Restated Certificate. Notwithstanding anything contained in this Restated Certificate to the contrary, in addition to any vote required by applicable law, the following provisions in this Restated Certificate may be amended, altered, repealed or rescinded, in whole or in part, or any provision inconsistent therewith or herewith may be adopted, only by the affirmative vote of the holders of at least 66 2/3% of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class: Part B of Article V, Article VI, Article VII, Article VIII, Article IX, Article X, and this Article XI.
B.    Amendment of Bylaws. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal Bylaws of the Corporation. In addition to any vote of the holders of any class or series of stock of the Corporation required by applicable law or by this Certificate of Incorporation (including any Certificate of Designation in respect of one or more series of Preferred Stock) or the Bylaws of the Corporation, the adoption, amendment or repeal of the Bylaws of the Corporation by the stockholders of the Corporation shall require the affirmative vote of the holders of at least two-thirds of the voting power of all of the then outstanding shares of voting stock of the Corporation entitled to vote generally in an election of directors.
C.     Severability. If any provision or provisions of this Restated Certificate shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Restated Certificate (including, without limitation, each portion of any paragraph of this Restated Certificate containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by applicable law, in any way be affected or impaired thereby and (ii) to the fullest extent permitted by applicable law, the provisions of this Restated Certificate (including, without limitation, each such portion of any paragraph of this Restated Certificate containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.